Exhibit 99.1

   Ultralife Batteries, Inc. Notified of Protest Concerning BA-5347
                      Military Battery Contracts

    NEWARK, N.Y.--(BUSINESS WIRE)--March 21, 2005--Ultralife Batteries, Inc., (NASDAQ:ULBI) has been notified by the Department of Defense that on March 14, a U.S.-based battery assembly company, one of the offerors to the Government's BA-5347/U battery contract solicitation, filed a protest with the Government claiming that the contracts were improperly awarded. The Government is required to respond within 90 days after a protest has been filed and no further action is required on Ultralife's part.
    "As we previously noted in response to the still-pending Next Gen II, Phase IV contract protest, the Government will not participate in any work that is performed while the protest is being reviewed," said John D. Kavazanjian, president and chief executive officer of Ultralife. "We do not anticipate the protest having an effect on our qualification schedule for the BA-5347 battery, which we expect to complete before the end of 2005 as originally planned."

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Detailed information on Ultralife is available at the Company's Web site, www.ultralifebatteries.com.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Julius Cirin, 315-332-7100
             jcirin@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com